UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-1

SHARESPOST 100 FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[   ] Fee paid previously with preliminary materials:

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

555 Montgomery Street Suite 1400, San Francisco California, 94111

WE NEED YOUR HELP, PLEASE!

Dear Fellow Shareholder,

As the President of the SharesPost 100 Fund, I am writing to apologize for all the calls and mailings you have received as it relates to your Fund’s proxy vote. However, our records indicate that we have not yet received your proxy voting instructions.

We are grateful for your investment with the SharesPost 100 Fund, and we would not continue to contact you if the matter was not important. Please help us by casting your vote today.

As soon as your shares are voted, there will be no more calls or mailings requesting your vote. Thank you very much for your help on this matter.

Sincerely,

Kevin Moss

President

SharesPost 100 Fund

How do I vote? We need your proxy vote as soon as possible to allow us to proceed with important business of the Fund. There are four convenient methods for casting your important proxy vote:

Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free 1-(800)-859-8508. Representatives are available Monday through Friday 9 a.m. to 11 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time and can answer any questions you may have about the proposal or about how to vote your proxy. Alternatively, you may e-mail us at sharespost100@proxyonline.com.

Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided. Please consider using one of the first three voting options listed so that your vote will be received in time for the special meeting on December 1st.